RISK FACTORS

     An investment in the Common Stock involves various risks. Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus before making an investment decision regarding the Common Stock.

 Development and Acquisition Risks

     Acquisition Risks. The Company is evaluating many potential acquisitions, the process of which involves costs which are non-recoverable. There can be no assurance that properties which are acquired will perform in accordance with expectations or that cost estimates for improvements to the acquired properties in order to bring them up to the Company's standards will be accurate. In connection with acquisitions in which the sellers received units of limited partnership interest in the Operating Partnership, which are exchangeable on a one-for-one basis for shares of Common Stock, or at the option of the Company for cash (the "Units"), the Company has agreed to certain restrictions on its ability to sell (subject to like-kind exchanges), refinance or pay down indebtedness (subject to refinancing on terms which would not affect the tax basis of such Unit recipient(s)) on such properties for various periods of time extending beyond a year. These restrictions may impair the ability of the Company to take actions during the period such restrictions apply that would otherwise be in the best interests of the Company's shareholders and therefore, may have an adverse effect on the Company's results of operations, financial condition and ability to make expected distributions to shareholders. The Company anticipates that it may agree to similar restrictions in connection with future acquisitions.

     Development Risks. The Company also intends to continue the development and expansion of apartment communities in accordance with the Company's development and underwriting policies as opportunities arise in the future. Risks associated with such development and construction activities include the following: the Company may abandon development opportunities after expending resources to determine a project's feasibility; construction costs of a project may exceed original estimates; occupancy rates and rents at a newly completed property may not be sufficient to make the properties profitable; financing may not be available on favorable terms for development of a property; and construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations. If any of the foregoing occurs, the Company's results of operations, financial condition and ability to make expected distributions to shareholders could be adversely affected. In addition, new development activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management's time and attention.

     Further, the Company anticipates that future development will be financed, in whole or in part, through additional equity offerings or through the Company's lines of credit or other forms of secured or unsecured construction financing that will result in the risk that, upon completion of construction, permanent financing for newly developed properties may not be available or may be available only on disadvantageous terms.

     Risks Associated with Growth. The Company is currently experiencing a period of rapid growth. During the period from January 1, 1997 through December 31, 1997 the Company acquired approximately 31 apartment communities containing an aggregate of approximately 6,600 units. The integration of the recent acquisitions into existing management and operating structures presents a management challenge. Although the Company believes it has sufficient management depth to lead the Company through this period of rapid growth, there can be no assurance that the Company will be able to assimilate these recent acquisitions or any further acquisitions into its portfolio without certain operating disruptions and unanticipated costs. The failure to successfully integrate acquisitions could have an adverse effect on the Company's results of operations, financial conditions and its ability to pay expected distributions to shareholders.

Vote Regarding Continuation of the Company

     In 1991, when the Company commenced operations, the Company granted the shareholders the right to vote on its continued existence after a period of approximately seven and one-half years of operations. Therefore, the Restated Certificate of Incorporation of the Company, as amended (the "Certificate") requires that the Board of Directors of the Company prepare and submit to the shareholders on or before December 31, 1998 a proposal to liquidate the Company's assets and distribute the net proceeds of such liquidation. The liquidation proposal will become effective only if approved by shareholders holding a majority of the shares then outstanding. If the Company were liquidated, there would be no assurance that the proceeds of the liquidation per share would equal the price paid by a shareholder or the market value of such a share at any particular time. In the event the Company solicits such shareholder vote, the Company will incur costs associated with the appraisal of the Company's real estate assets and the shareholder solicitation regardless of the outcome of such vote.

General Real Estate Risks

     The ownership of real estate presents a variety of risks, including those risks described below:

     General. The Company's investments generally consist of investments in apartment communities and as such will be subject to varying degrees of risk generally incident to the ownership and development of real property. The underlying value of the Company's real estate investments and the Company's financial condition and ability to make expected distributions to its shareholders will be dependent upon its ability to operate and develop its properties in a manner sufficient to maintain or increase revenues and to generate sufficient income in excess of operating expenses. Income from the properties may be adversely affected by changes in national and local economic conditions such as oversupply of apartment units or a reduction in demand for apartment units in the Company's markets, the attractiveness of the properties to tenants, changes in interest rates and in the availability, cost and terms of mortgage financings, the ongoing need for capital improvements, particularly in older structures, changes in real estate tax rates and other operating expenses, adverse changes in governmental rules and fiscal policies, adverse changes in zoning laws, civil unrest, acts of God, including natural disasters (which may result in uninsured losses), acts of war and other factors which are beyond the control of the Company. If the Company were unable to promptly renew or relet the leases for a significant number of apartment units, or, if the rental rates upon such renewal or reletting were significantly lower than expected rates, the Company's results of operations, financial condition and ability to make expected distributions to shareholders may be adversely affected. In addition, certain expenditures associated with each apartment community (such as real estate taxes and maintenance costs) are generally not reduced when circumstances cause a reduction in income from such property.

     Dependence on Primary Markets. Substantially all of the communities owned by the Company are located in the Florida, Texas and the Mid-Atlantic and Southeastern United States and, therefore, the Company's results of operations, financial condition and ability to make expected distributions to shareholders will be linked to the economic conditions in these markets as well as the market for apartment communities generally. To the extent that these conditions affect the market for apartment communities, they could have an adverse effect on the Company's results of operations, financial condition and ability to make expected distributions to shareholders.

     Regulatory Risks. Real estate is governed by a wide variety of federal, state and local zoning, subdivision, planning, building, environmental and other land use laws and regulations. Such laws may place significant restrictions on the Company's ability to develop real estate or to improve real estate which -it owns, and even unintentional violations of such laws and regulations by the Company or its tenants may result in forced corrective action and substantial monetary penalties. In addition. as to multifamily residential apartment properties, various federal, state and local laws and regulations may restrict the amount and process by which rents may increase, as well as the Company's right to convert a property to other uses, such as condominiums or cooperatives. Further, increases in real estate taxes and income, service or other taxes generally are not passed through to tenants under the Company's leases and may adversely affect the Company's results of operations, financial condition and ability to make expected distributions to shareholders.

     Risks of Liability and Loss. The development and ownership of real estate may result in liability to third parties, due to conditions existing on a property which result in injury. Such liability may be uninsurable in some circumstances or may exceed the limits of insurance maintained at typical amounts for the type and condition of such property. In addition, real estate may suffer a loss in value due to casualties such as fire or hurricane. Such loss may be uninsurable in some circumstances or may exceed the limits of insurance maintained at typical amounts for the type and condition of the property. Real estate may also be taken, in whole or in part, by public authorities for public purposes in eminent domain proceedings. Awards resulting from such proceedings may not adequately compensate the Company for the value lost.

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     Value and Illiquidity of Real Estate. Real estate investments are relatively illiquid. The Company's ability to vary its portfolio in response to changes in economic and other conditions will therefore be limited. If the Company must sell an investment, there can be no assurance that it will be able to dispose of the investment in the time period it desires or that the sales price of the investment will recoup or exceed the amount of the Company's cost for the investment. In addition, provisions of the Internal Revenue Code of 1986, as amended (the "Code"), limit the Company's ability to sell properties held for fewer than four years, which may affect the Company's ability to sell properties without adversely affecting returns to holders of Common Stock. Further, if the Company were to sell such properties, such sales might adversely affect the Company's ability to maintain its qualification as a REIT under the Code.

     Potential Adverse Effect on Results of Operations Due to Operating Risks. The Company's properties are subject to operating risks common to real estate in general, any and all of which may adversely affect occupancy or rental rates. The Company's properties are subject to increases in operating expenses such as cleaning, electricity, heating, ventilation and air conditioning, elevator repair and maintenance; insurance and administrative costs; and other general costs associated with security, landscaping, repairs and maintenance. The Company's tenants in its retail properties generally are obligated to pay these escalating costs, although there can be no assurance that tenants will agree to pay such costs upon renewal or that new tenants will agree to pay such costs. In the case of apartment communities, the Company must bear such increased expenses. If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet such increased expenses without decreasing occupancy rates. While the Company implements cost-saving incentive measures at each of its properties, if any of the foregoing occurs, the Company's results of operations, financial condition and its ability to pay distributions to shareholders could be adversely affected.

     Competition. All of the Company's properties are located in developed areas that include other multifamily residential properties. The number of competitive properties in a particular area could have a material effect on the Company's ability to lease apartment units at its current or newly acquired properties and on the rents charged at the such properties. The Company may be competing with other entities that have greater resources than the Company and whose executives have more experience than the Company's officers and directors. In addition, other forms of housing, including manufactured housing community properties and single-family housing provide alternatives to potential residents of multifamily residential properties.

     Cost of Compliance with Americans with Disabilities Act. All of the Company's properties are subject to the Americans with Disabilities Act (the "ADA"). The ADA sets forth compliance requirements for "public accommodations" and "commercial facilities." The ADA requires that facilities, including leasing offices, open to the general public be made accessible to people with disabilities. Individual apartment units are not considered "public accommodations" for purposes of the ADA. Compliance with the ADA requirements could require removal of access barriers and other capital improvements to the public areas of the Company's properties. Noncompliance could result in imposition of fines by the U.S. government or an award of damages to private litigants. The Company does not believe that any material changes to the properties are currently required by the ADA. If changes are subsequently required involving material expenditures, the Company's results of operation, financial condition and ability to make expected distributions to shareholders could be adversely affected.

     Uninsured Loss. The Company maintains comprehensive liability, fire, flood (where appropriate), extended coverage and rental loss insurance with respect to the Company's properties with policy specifications, limits and deductibles customarily carried for similar properties. Certain types of losses, however, may be either uninsurable or not economically insurable, such as losses due to earthquakes, riots or acts of war. Should an uninsured loss occur, the Company could lose both its investment in and anticipated profits and cash flow from a property.

     Affordable Housing Laws. Certain of the apartment communities owned by the Company may be in the future, subject to Federal, state and local statutes or other restrictions requiring that a percentage of apartments be made available to residents satisfying certain income requirements. These laws and obligations, as well as any changes thereto making it more difficult to meet such requirements, or a reduction in or elimination of certain financing advantages available in some instances to persons satisfying such requirements could adversely affect the Company's profitability and its development and acquisition projects in the future.

     Risks of Joint Ventures. The investment by the Company in a joint venture partnership which owns properties, instead of investing directly in the properties itself, may, under certain circumstances, involve risks which would not otherwise be present. For example, the Company's joint venture partner may experience financial difficulties and such partner may at any time have economic or business interests or goals which are inconsistent with the business interests and goals of the Company or contrary to the Company's policies or objectives. Actions by (or litigation involving) such a partner might have the result of subjecting the property owned by the joint venture to liabilities in excess of those contemplated by the terms of the joint venture agreement. In addition, there is a risk of impasse between the parties since either party may disagree with a proposed transaction involving the property owned by the joint venture and impede any proposed action. The Company may own additional properties through joint venture partnerships between the Company and the sellers of the properties or other third party partners.

Risk of Adverse Effect on Company from Debt Servicing and Refinancing, Financial Covenants, Absence of Limitations on Debt, and Increases in Interest Rates

     General. If the Company were unable to refinance its indebtedness on acceptable terms, or at all, the Company might be forced to dispose of one or more of its properties on disadvantageous terms, which might result in losses to the Company and might adversely affect the Company's results of operations, financial condition and ability to make expected distributions to shareholders. If interest rates or other factors at the time of the refinancing result in higher interest rates upon refinancing, the Company's interest expense would increase, which would adversely affect the Company's results of operations, financial condition and ability to make expected distributions to shareholders. Furthermore, if a property is mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the mortgagee could foreclose upon the property, appoint a receiver and receive an assignment of rents and leases or pursue other remedies, all with a consequent loss of income and asset value to the Company. Foreclosures could also create taxable income without accompanying cash proceeds, thereby reducing the Company's cash available for distribution and hindering the Company's ability to meet the REIT distribution requirements of the Code. The Company is subject to risks normally associated with debt financing including the possibility that the Company will have insufficient cash flow to meet required principal and interest payments, be unable to satisfy financial covenants in its debt financing agreements, existing indebtedness (which in most cases will not be fully amortized at maturity), or secure favorable refinancing terms. Additionally, in connection with the acquisition of certain properties in exchange for Units, the Company has agreed to maintain certain levels of nonrecourse debt on the properties in order to minimize the tax consequences of these acquisitions to the Unit recipients.

     Absence of Debt Limitation. The Company currently has a policy of incurring debt only if upon such incurrence the ratio of the Company's debt to the value of its assets would be 50% or less. Although the Company has adopted this policy, the Organizational Documents (as defined herein) do not contain any limitation on the amount of indebtedness the Company may incur. Accordingly, the Board of Directors could alter or eliminate this policy and would do so, for example, if it were necessary in order for the Company to continue to qualify as a REIT.

     Debt Servicing and Financing. The Company anticipates that only a small portion of the principal of the Company's mortgage indebtedness will be repaid prior to maturity. However, if the Company does not have funds sufficient to repay such indebtedness at maturity, the Company may need to refinance indebtedness through additional debt financing or equity offerings. If the Company is unable to refinance this indebtedness on acceptable terms, the Company may be forced to dispose of properties upon disadvantageous terms, which could result in losses to the Company and adversely affect the amount of cash available for distribution to shareholders. If prevailing interest rates or general economic conditions result in higher interest rates at a time when the Company must refinance its indebtedness, the Company's interest expense would increase, which would adversely affect the Company's results of operations, financial condition and its ability to pay expected distributions to shareholders. Further, if any of the Company's properties are mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the mortgagee could foreclose or otherwise transfer the property, with a consequent loss of income and asset value to the Company. Even with respect to nonrecourse indebtedness, the lender may have the right to recover deficiencies from the Company in certain circumstances, including fraud and environmental liabilities.

     Increase in Market Interest Rates on Variable Interest Rates. Outstanding advances under the Company's credit facilities bear interest at a variable rate. The Company may incur additional variable rate indebtedness in the future. Accordingly, increases in interest rates could increase the Company's interest expense, which could adversely affect the Company's results of operations, financial condition and its ability to pay expected distributions to shareholders. An increase in interest expense could also cause the Company to be in default under certain covenants of the credit facilities.

Potential Environmental Liability

     Under various Federal, state and local environmental laws, ordinances and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on such property. These laws often impose environmental liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's or operator's ability to sell or rent the property or to borrow using the property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain third parties may seek recovery from owners or operators of such properties or persons who arranged for the disposal or treatment of hazardous or toxic substances and, therefore, are potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and injuries to persons and property.

     All of the properties have been the subject of a Phase I or similar environmental assessment (which involves general inspections without soil sampling or ground water analysis and generally without radon testing) completed by qualified independent environmental consultant companies. These environmental assessments have not revealed any environmental liability that would have a material adverse effect on the Company's results of operations, financial condition and ability to make expected distributions to shareholders, and the Company is not aware of any such environmental liability.

Dilution

     The interest of the Company's shareholders may be subject to dilution in the future since the Company has the ability to raise additional equity by offering shares for sale. The authorized but unissued capital stock of the Company (including additional authorized preferred stock, senior to the Common Stock) may be issued for any corporate purpose, including acquisitions of other entities which invest in or hold real estate investments, issuances of additional Common Stock pursuant to the Company's Stock Option Plan and issuances which would make more difficult, and therefore less likely, changes in control of the Company. Any such issuance of additional stock could have the effect of diluting the earnings per share, book value per share, voting power of existing shares of Common Stock and ownership of persons seeking to obtain control of the Company. See "-- Anti-Takeover Provisions." The issue by the Operating Partnership of additional Units redeemable for shares of Common Stock in exchange for real property or other assets may also have a substantially similar dilutive effect.

     The Company also has two types of outstanding securities convertible into Common Stock, Warrants ("Warrants") and Series 1997-A Convertible Preferred Stock ("Series 1997-A Preferred"). The conversion price of the Series 1997-A Preferred is subject to adjustment in certain events to provide anti-dilution protection to the holders of such stock. See "Description of the Capital Stock of the Company -- Preferred Stock." During the term of the Warrants, the holders thereof are given an opportunity to profit from a rise in the market price of the Common Stock, with a resulting dilution of the interest of the existing shareholders. Thus, the terms upon which the Company may obtain additional financing during that period may be adversely affected. The holders of Warrants might be expected to exercise their rights to acquire Common Stock at a time when the Company would, in all likelihood, be able to obtain needed capital through a new offering of securities on terms more favorable than those provided by these outstanding securities. In the event that such holders exercise these rights to acquire shares of Common Stock at such time, the net tangible book value per share of the Common Stock might be subject to dilution. See "Description of the Capital Stock of the Company -- Warrants."

Anti-Takeover Provisions

     In order to facilitate compliance with REIT requirements for tax purposes, the Company's Certificate and By-Laws, as amended (collectively, the "Organizational Documents") place restrictions on the accumulation of shares in excess of 9.8 % of the number of outstanding shares of Common Stock, subject to certain exceptions permitted with the approval of the Board of Directors to allow (i) underwritten offerings, or (ii) the sale of equity securities in circumstances where the Board of Directors determines the Company's REIT federal tax status will not be jeopardized. The ten million shares of Common Stock issued in an underwritten public offering on November 10, 1997 and the Series 1997-A Preferred were issued respectively pursuant to such exceptions. Certain additional provisions restrict the shareholders' ability to nominate candidates for election as Directors and to alter, amend and adopt provisions inconsistent with, or to repeal certain provisions of, the Organizational Documents.

     The Company's Organizational Documents contain certain provisions which may discourage a change in control of the Company. In particular, under the Company's Certificate, the election of Directors is staggered such that approximately one-third of the Directors are elected to three-year terms each year and a supermajority vote is required in order to amend those portions of the Organizational Documents which concern (1) the definition of "supermajority"; (2) the requirements for amending the Organizational Documents;
(3) the requirements regarding Excess Share ownership (i.e., ownership of shares in excess of 9.8% of the outstanding shares of Common Stock as described below); (4) the actions which require a supermajority vote; and (5) the requirements regarding business combinations. The Company is subject to Section 203 of the Delaware General Corporation Law, which restricts business combinations between the Company and its shareholders. The foregoing restrictions on ownership and transferability may have the effect of delaying, deferring or preventing a transaction or change in control of the Company that might involve a premium price for the shares of Common Stock or that otherwise might be in the best interest of the Company's shareholders.

     The Company has an authorized class of 60,000,000 shares of preferred stock. Currently the Company has approximately 2.7 million shares of its 1997 Series-A Preferred outstanding. The remaining 57.3 million shares may be issued by the Board of Directors on such terms and with such rights, preferences and designations as the Board may determine. Issuance of such preferred stock, depending on the rights, preferences, and designations thereof, may have the effect of delaying, deterring, or preventing a change in control of the Company.

Tax Risks

     Risk of Termination of REIT Status. The Company was organized and intends to continue to conduct its operations to enable it to qualify as a REIT under the Code. To maintain its status as a REIT, the Company must continually meet certain criteria concerning, among other things, its Common Stock ownership, the nature of its assets, the sources of its income, and the amount of its distributions to shareholders. If the Company fails to qualify, the Company would be taxed on its income at regular corporate tax rates. The payment of such tax by the Company would substantially reduce the funds available for distribution to shareholders or for reinvestment and, to the extent that distributions had been made in anticipation of the Company's qualification as a REIT, the Company might be required to borrow additional funds or to liquidate certain of its investments in order to pay the applicable tax. Moreover, should the Company's election to be taxed as a REIT be terminated, the Company may not be able to elect to be treated as a REIT for the following five-year period. The Company also might be required to borrow funds or to liquidate certain of its investments to maintain REIT status. See "Federal Income Tax Considerations."

     REIT Minimum Distribution Requirements; Possible Incurrence of Additional Debt. In order to qualify as a REIT, the Company generally will be required each year to distribute to its shareholders at least 95% of its net taxable income (excluding any net capital gain). In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year, and (iii) 100% of its undistributed taxable income from prior years.

     The Company intends to make distributions to its shareholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. The Company's income will consist primarily of its share of the income of the Operating Partnership, and the cash available for distribution by the Company to its shareholders will consist of its share of cash distributions from the Operating Partnership. Differences in timing between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company could require the Company, through the Operating Partnership, to borrow funds on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax. The requirement to distribute a substantial portion of the Company's net taxable income could cause the Company to distribute amounts that otherwise would be spent on future acquisitions, unanticipated capital expenditures or repayment of debt, which would require the Company to borrow funds or to sell assets to fund the costs of such items.

     Failure of the Operating Partnership to be Classified as a Partnership for Federal Income Tax Purposes; Negative Impact on REIT Status. The Company has not requested, and does not expect to request, a ruling from the Internal Revenue Service ("IRS") that the Operating Partnership (and each of its noncorporate Operating Subsidiaries (as hereinafter defined)) will be classified as partnerships for federal income tax purposes. If the IRS were to successfully challenge the tax status of the Operating Partnership (or any noncorporate Operating Subsidiary) as a partnership for federal income tax purposes, the Operating Partnership (or the noncorporate Subsidiary) would be taxed as a corporation.

In such event, the Company would likely cease to qualify as a REIT for a variety of reasons. Furthermore, the imposition of a corporate income tax on the Operating Partnership would reduce substantially the amount of cash available for distribution from the Operating Partnership to the Company and its shareholders. See "Federal Income Tax Considerations -- Other Tax Consequences -- Effect of Tax Status of the Operating Partnership on REIT Qualification."

     Investment by Qualified Plans Poses Additional Risks. The fiduciary of a qualified profit sharing, pension or other retirement plan should take into consideration certain fiduciary responsibilities and the definition of "plan assets" under ERISA and applicable Department of Labor regulations.

     Possible Changes in Tax Law. Prospective investors should recognize that the present federal income tax treatment of an investment in the Company may be modified, prospectively or retroactively, by legislative, judicial or administrative action at any time. In addition to any direct effects which such changes might have, such changes might also indirectly affect the market value of all real estate investments, including those of the Company and, consequently, the ability of the Company to realize its business objectives.

Dependence on Key Personnel

     The Company is dependent on the efforts of its senior executive officers. While the Company believes that it could find replacements for these key personnel, the loss of their services could have a temporary adverse effect on the operations of the Company. As of January 31, 1998, the President and Chief Executive Officer, Executive Vice President and Chief Operating Officer, Executive Vice President and Chief Financial Officer, Executive Vice President for Acquisitions and Chief Investment Officer, Senior Vice President of Development and President of the Mid-Atlantic Region had entered into employment agreements with the Company.

Risks of Mortgage Acquisitions

     The Company may acquire real estate through the acquisition of distressed mortgage loans. In such a case, the Company would succeed to the position of the mortgage lender with the expectation of foreclosing on the mortgaged property and taking title to it. The Company may encounter certain legal and regulatory obstacles to foreclosure which could delay or impede the taking of title to the property by the Company. During the time prior to foreclosure, it is possible that the borrower of the mortgage loan may make no mortgage payments to the Company.

Possible Adverse Impact of Market Conditions on Market Price

     The market value of the Common Stock could be substantially affected by general market conditions, including changes in interest rates, government regulatory action and changes in tax laws. An increase in market interest rates may lead purchasers of the Common Stock to demand a higher annual dividend yield on the Common Stock, which could adversely affect the market price of the Common Stock. Moreover, numerous other factors, such as government regulatory action and changes in tax laws, could have a significant impact on the future market price of the Common Stock or other securities.

Item 5.  Other Information.
         ------------------

     On May 26, 1998, the Company announced that it had engaged Lazard Freres & Co. LLC as advisor and Lehman Brothers Inc. as co-advisor to assist the Company in the exploration and evaluation of strategic alternatives. These alternatives include the potential sale or merger of the Company and a plan of liquidation that the Company is required to submit to its shareholders on or before December 31, 1998. In connection with the retention of these advisors, the Company also approved the adoption and amendment of severance and retention programs designed to encourage the continued employment of key personnel during the exploration and evaluation of these alternatives.

     As set forth in the Company's Proxy Statement for its 1998 Annual Meeting of Shareholders, shareholder proposals submitted pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), for inclusion in the Company's proxy materials for its 1999 Annual Meeting of Shareholders must be received by the Company at the principal offices of the Company on or before December 1, 1998. In addition, the Company's By-Laws require that the Company be given advance notice of shareholder nominations for election to the Company's Board of Directors and of other matters which shareholders wish to present for action at an annual meeting of shareholders (other than matters included in the Company's Proxy Statement in accordance with Rule 14a-8). The required notice must be made in writing to the Secretary of the Company and delivered to, or mailed and received at, the principal executive offices of the Company, not less than 50 days nor more than 150 days prior to the 1999 Annual Meeting of Shareholders; provided, however, that if less than 70 days' notice or prior public disclosure of the date of the 1999 Annual Meeting of Shareholders is given or made, such notice must be so delivered or received
(i) in the case of nominations of candidates for election to the Board of Directors, not later than the close of business on the 10th day following the earlier of (a) the day on which such notice of the date of the 1999 Annual Meeting of Shareholders was mailed or (b) the day on which such public disclosure was made and (ii) in the case of other matters to be acted upon, not later than the close of business on the 15th day following the day on which such notice of the 1999 Annual Meeting of Shareholders was mailed. The 1999 Annual Meeting of Shareholders is currently expected to be held on May 13, 1999. Assuming that this date does not change, in order to comply with the time period set forth in the Company's By-Laws, appropriate notice would need to be provided no earlier than December 14, 1998 and no later than March 24, 1999. The advance notice provisions of the Company's By-Laws supersede the notice requirements contained in recent amendments to Rule 14a-4 under the Exchange Act.